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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                        SILICON LABORATORIES INC.
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                              (Name of Issuer)

                       COMMON STOCK, PAR VALUE $.0001
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                       (Title of Class of Securities)

                               826919 10 2
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 2001
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 826919 10 2
          -----------

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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jeffrey W. Scott
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     United States of America
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     4,110,664
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  4,110,664
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     4,110,664
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
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(11) Percent of Class Represented by Amount in Row (9)
     8.4%
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(12) Type of Reporting Person (See Instructions)
     IN
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ITEM 1.

    (a)   Name of Issuer
          Silicon Laboratories Inc.
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    (b)   Address of Issuer's Principal Executive Offices
          4635 Boston Lane Austin, TX 78735
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ITEM 2.

    (a)   Name of Person Filing
          Jeffrey W. Scott
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    (b)   Address of Principal Business Office or, if none, Residence
          4635 Boston Lane, Austin, TX 78735
          ---------------------------------------------------------------------
    (c)   Citizenship
          United States of America
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    (d)   Title of Class of Securities
          Common Stock, par value $0.0001 per share
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    (e)   CUSIP Number
          826919 10 2
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
         240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    Not applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b), 13d-2(b), or 13d-2(c).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        As of December 31, 2001, Jeffrey W. Scott is the record owner of 4,069,331 shares of Common Stock and is deemed to beneficially own an additional 41,333 shares of Common Stock which he may acquire within
        60 days of December 31, 2001 through the exercise of a stock option. Therefore, Mr. Scott may be deemed to beneficially own an aggregate of 4,110,664 shares of Common Stock as of December 31, 2001.
    ---------------------------------------------------------------------------

    (b) Percent of class:
        8.4%
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              4,110,664
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         (ii) Shared power to vote or to direct the vote

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        (iii) Sole power to dispose or to direct the disposition of
              4,110,664
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         (iv) Shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not Applicable

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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not Applicable

ITEM 10. CERTIFICATION

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  2/5/02
                                 -----------------------------------------------
                                                   Date


                                           /s/ Jeffrey W. Scott
                                 -----------------------------------------------
                                                Signature


                                 JEFFREY W. SCOTT, VICE PRESIDENT OF ENGINEERING
                                 -----------------------------------------------
                                                Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power or attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

    ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)











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